POWER OF ATTORNEY

The person whose signature appears below hereby appoints Raymond Nolte, Marie Noble and Christopher Hutt, and each of them, each of whom may act without the joinder of others, as such person’s attorney-in-fact to sign and file on such person’s behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of the SkyBridge G II Fund, LLC.

/s/ Kristin Smith
Name: Kristin Smith
Title: Director
Date: May 27, 2022